NEWS RELEASE

FOR IMMEDIATE RELEASE
Contacts: James E. Braun, CFO
Newpark Resources, Inc.
281-362-6800

Ken Dennard, Managing Partner
Dennard Rupp Gray & Easterly, LLC
ksdennard@drg-e.com
713-529-6600

NEWPARK RESOURCES TO HOLD
ANNUAL MEETING OF STOCKHOLDERS ON JUNE 13, 2007

THE WOODLANDS, TX – May 1, 2007 – Newpark Resources, Inc. (NYSE: NR) announced that it has filed its definitive proxy statement related to its 2007 annual meeting of stockholders with the Securities and Exchange Commission. The meeting will be held on Wednesday, June 13, 2007 at 10:00 a.m., Central Daylight Time, at The Marriott Woodlands Waterway Hotel & Conference Center, 1601 Lake Robbins Drive, The Woodlands, Texas. The items included on the agenda are the election of seven directors to the Board of Directors, the approval of an amendment and restatement of the 2004 Non-Employees Directors’ Stock Option Plan and the ratification of the appointment of Ernst & Young LLP as independent auditors for 2007.

Three of Newpark’s current directors, Mr. David P. Hunt, Mr. Roger C. Stull and Dr. Alan J. Kaufman have chosen not to stand for re-election to the Board of Directors. Mr. G. Stephen Finley has been nominated to join the six remaining incumbent directors on the Board. Mr. Finley retired from Baker Hughes Incorporated in April 2006, where he served as Senior Vice President, Finance & Administration, and Chief Financial Officer. Following the annual meeting, a new Chairman of the Board will be elected.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “Messrs. Hunt and Stull, and Dr. Kaufman have served on the board for a combined 39 years. Their contribution to the Company over those years has been significant. Recently, they have been instrumental in leading Newpark through some very difficult times, and we deeply appreciate their dedication and service. Mr. Hunt, in particular, as our Board Chairman, has brought to Newpark new board members, new senior management, and helped set the Company on its new course.”

  Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.

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